JPMORGAN VALUE OPPORTUNITIES FUND

                          FORM OF AMENDED AND RESTATED
                           RULE 18f-3 MULTI-CLASS PLAN

I.                Introduction

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of the JPMorgan Value Opportunities Fund, Inc. (the "Fund") In addition, this Combined Amended and Restated Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the shareholder servicing arrangements, distribution arrangements, conversion features, exchange privileges, other shareholder services, voting rights, dividends, and per share net asset value of each class of shares in the Fund.



The Fund is an open-end, management investment company registered under the 1940 Act, the shares of which are registered on Form N-1A under the Securities Act of 1933. The Fund has elected to offer multiple classes of shares pursuant to the provisions of Rule 18f-3 and this Plan. The Fund is authorized to issue multiple classes of shares representing interests in the same underlying portfolio of assets of the Fund, as described below. This Plan constitutes the amendment and restatement of the Rule 18f-3 Multi-Class Plan previously adopted by the Fund.

II.               Allocation of Expenses

Pursuant to Rule 18f-3 under the 1940 Act, the Fund shall allocate to each class of shares (i) any fees and expenses incurred by the Fund in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1, and (ii) any fees and expenses incurred by the Company under a shareholder servicing agreement in connection with the provision of shareholder services to the holders of such class of shares. Each class may, at the Board's discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. In addition, pursuant to Rule 18f-3, the Fund may, at the Board's discretion, allocate the following fees and expenses to a particular class of shares:

1. transfer agent fees identified by the transfer agent as being attributable to such class of shares;

2. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, reports and proxies to current shareholders of such class of shares or to regulatory agencies with respect to such class of shares;

3.                blue sky fees incurred by such class of shares;

4. Securities and Exchange Commission registration fees incurred by such class of shares;

5. the expense of administrative personnel and services (including, but not limited to, those of a fund accountant or dividend paying agent charged with calculating net asset values or determining or paying dividends) as required to support the shareholders of such class of shares;

6. litigation or other legal expenses relating solely to such class of shares;

7. Directors fees incurred as result of issues relating to such class of shares; and

8. independent accountants' fees relating solely to such class of shares.

All other expenses will be allocated to each class on the basis of the net assets of that class in relation to the net assets of the Fund. The Adviser, Business Manager, Distributor, Administrator and any other provider of services to the Fund may waive or reimburse the expenses of a particular class or classes.

Income, realized and unrealized capital gains and losses, and any expenses of the Fund not allocated to a particular class of the Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

The initial determination of the class expenses that will be allocated by the Fund to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Directors and approved by a vote of the Directors of the Fund, including a majority of the Directors who are not interested persons of the Fund. The Directors will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

III. Class Arrangements.

The following charts summarize the front-end sales charges, contingent deferred sales charges, Rule 12b-1 distribution fees, shareholder servicing fees, conversion features, exchange privileges and other shareholder services applicable to each class of shares of the Fund. The Fund shall offer such class or classes of shares as the Board of Directors of the Fund shall determine from time to time. Additional details regarding such fees and services are set forth in the Fund's current Prospectus and Statement of Additional Information.



------------------ ----------------------- ------------------------------ ------------------- --------------
                          Class A                     Class B                  Class C        Institutional
                                                                                                  Class
------------------ ----------------------- ------------------------------ ------------------- --------------
------------------ ----------------------- ------------------------------ ------------------- --------------
Initial Sales      Up to 5.25% of          None                           None                None
Load               offering price.

------------------ ----------------------- ------------------------------ ------------------- --------------
------------------ ----------------------- ------------------------------ ------------------- --------------
Contingent         On purchases of $1      5.00% in the first year,       1.00% in the        None
Deferred Sales     million or more:        declining to 1.00% in the      first year and
Charge (CDSC)      1.00% for shares        sixth year and eliminated      eliminated
                   redeemed during the     thereafter.                    thereafter.
                   first 12 months after
                   purchase and 0.50%
                   for shares redeemed
                   between 12 and 24
                   months after
                   purchase.1



------------------ ----------------------- ------------------------------ ------------------- --------------
------------------ ----------------------- ------------------------------ ------------------- --------------
Rule 12b-1         Up to 0.25% per annum   0.75% per annum of average     0.75% per annum     None
Distribution Fees  of average daily net    daily net assets.              of average daily
                   assets. net assets.
------------------ ----------------------- ------------------------------ ------------------- --------------
------------------ ----------------------- ------------------------------ ------------------- --------------
Shareholder        Up to 0.25% per annum   Up to 0.25% per annum of       Up to 0.25% per     Up to 0.10%
Servicing Fees     of average daily net    average daily net assets.      annum of average    per annum of
                   assets.
                                                                                              daily
                                                                                              net
                                                                                              assets.
                                                                                              average
                                                                                              daily
                                                                                              net
                                                                                              assets.
------------------ ----------------------- ------------------------------ ------------------- --------------
------------------ ----------------------- ------------------------------ ------------------- --------------
Conversion         None                    Convert to Class A shares on   None                None
Features                                   the first business day of
                                           the month following the
                                           eighth anniversary of the
                                           original purchase.  Shares
                                           acquired by the reinvestment
                                           of dividends and
                                           distributions are included
                                           in the conversion.
------------------ ----------------------- ------------------------------ ------------------- --------------
------------------ ----------------------- ------------------------------ ------------------- --------------
Exchange           Class A Shares of the   Class B Shares of the Fund     Class C Shares of   Institutional
Privileges2        Fund may be exchanged   may be exchanged for Class B   the Fund may be     Class shares
                   (i) for Class A         Shares of another JPMorgan     exchanged for       of a Fund
                   Shares of another       Funds.                         Class C Shares of   may be
                   JPMorgan Fund or for                                   any other           exchanged
                   any other class of                                     JPMorgan Fund       for
                   the same Fund,                                         other than for      Institutional
                   subject to meeting                                     Class C Shares of   Class shares
                   any investment                                         the Short Term      of another
                   minimum or                                             Bond Funds.4        non-money
                   eligibility                                                                market
                   requirement; or (ii)                                                       JPMorgan
                   for Morgan Class                                                           Fund or for
                   Shares of a JPMorgan                                                       any other
                   money market fund. 3                                                       class of the
                                                                                              same Fund,
                                                                                              subject to
                                                                                              meeting any
                                                                                              investment
                                                                                              minimum or
                                                                                              eligibility
                                                                                              requirement.5
------------------ ----------------------- ------------------------------ ------------------- --------------


4



IV. Other Shareholder Services.

For each Class of the Fund, other shareholder services may be offered as provided in the Prospectus and Statement of Additional Information. The Fund's shareholder servicing agent may subcontract with other parties for the provision of various sub-accounting, processing, communication and sub-administrative services.

V. Conversions.

All Class B shares of the Fund shall convert automatically to Class A shares in the ninth year after the date of purchase, together with the pro rata portion of all Class B shares representing dividends and other distributions paid in additional Class B shares. The conversion will be effected at the relative net asset values per share of the two classes on the first business day of the month following the eighth anniversary of the original purchase.

After conversion, the converted shares will be subject to an asset-based sales charge and/or service fee (as those terms are defined in Rule 2830 of the National Association of Securities Dealers, Inc. Conduct Rules), if any, that in the aggregate are equal to or lower than the asset-based sales charge and service fee to which they were subject prior to that conversion. In no event will a class of shares have a conversion feature that automatically would convert shares of such class into shares of a class with a distribution arrangement that could be viewed as less favorable to the shareholder from the point of view of overall cost.

The implementation of the conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service, or of an opinion of counsel or tax advisor, stating that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling or opinion is not available.

If the Fund implements any amendment to a Distribution Plan (or, if presented to shareholders, adopts or implements any amendment of a Distribution Plan) that the Board of Directors determines would materially increase the charges that may be borne by the Class A shareholders under such plan, the Class B shares will stop converting to the Class A shares until the Class B shares, voting separately, approve the amendment or adoption. The Board of Directors shall have sole discretion in determining whether such amendment or adoption is to be submitted to a vote of the Class B shareholders. Should such amendment or adoption not be submitted to a vote of the Class B shareholders or, if submitted, should the Class B shareholders fail to approve such amendment or adoption, the Board of Directors shall take such action as is necessary to: (1) create a new class (the "New Class A Shares") which shall be identical in all material respects to the Class A shares as they existed prior to the implementation of the amendment or adoption and (2) ensure that the existing Class B shares will be exchanged or converted into New Class A Shares no later than the date such Class B shares were scheduled to convert to Class A shares. If deemed advisable by the Board of Directors to implement the foregoing, and at the sole discretion of the Board of Directors, such action may include the exchange of all Class B shares for a new class (the "New Class B Shares"), identical in all respects to the Class B shares except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Board of Directors reasonably believes will not be subject to federal taxation.

VI. Redemption Fees / Deferred Sales Charges

Shareholders generally may redeem their shares without a sales charge or redemption fee on any Business Day. Exceptions to this general rule are applicable contingent deferred sales charges on Class A, Class B and Class C shares. Deferred sales charges are calculated in accordance with the current prospectus and statement of additional information.

VII. Dividends

Shareholders automatically receive all income dividends and capital gain distributions in additional shares of the same class at the net asset value next determined following the record date, unless the shareholder has elected to take such payment in cash.

Class B shares received as dividends and capital gains distributions at the net asset value next determined following the record date shall be held in separate Class B Shares sub-accounts.

In the absence of waivers, the amount of dividends payable on some classes will be more than the dividends payable on other classes of shares because of the distribution expenses and/or service fees charged to the various classes of shares.

VIII. Board Review

The Board of Directors the Fund shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Directors, including a majority of the Directors that are not interested persons of the Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of the Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Directors shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

In making its determination to approve this Plan, the Directors have focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.

Adopted effective:  December 31, 2004


--------

 1 Effective February 19, 2005. Through February 18, 2005, on purchases over $1 million where the front-end load has been waived, a 1.00% CDSC is charged if shares are redeemed within 12 months of purchase.

2 Subject to restrictions, rights and conditions set forth in the prospectuses and statements of additional information.

3 Effective February 19, 2005. Through February 18, 2005, Class A Shares of a Fund may be exchanged for Class A shares of certain other JPMorgan Funds.

4 Effective February 19, 2005. Through February 18, 2005, Class C Shares of a Fund may be exchanged for Class C Shares of certain other JPMorgan Funds.

5 Effective February 19, 2005. Through February 18, 2005, Institutional Class Shares of a Fund may be exchanged for Institutional Class Shares of certain other JPMorgan Funds.